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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF A SERIES OF
                                 PREFERRED STOCK

                                       OF

                                 SELFCARE, INC.


                                  -------------


     Selfcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

     That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of said Corporation, as amended, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, at a meeting duly held on October 10, 1996, adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of preferred stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, a series of preferred stock of the Corporation known as Series A Convertible Preferred Stock be, and it hereby is, created, classified, and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as Exhibit A.



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                                                                       EXHIBIT A

     Section 1. Designation.
                -----------

     The shares of the series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock," and the number of shares constituting such series shall be 10,000. The par value of the Series A Convertible Preferred Stock shall be $.001 per share.

     Section 2. Dividends.
                ---------

          (a) The holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate per share of 6% of the initial purchase price paid for such shares (the "Purchase Price") per annum. All dividends shall be cumulative and shall be payable in cash in arrears on each January 15, April 15, July 15 and October 15 (each such date, a "Dividend Payment Date") commencing on January 15, 1997, in preference to and with priority over dividends on the common stock of the Corporation, par value $.001 per share, (the "Common Stock"). Such quarterly dividends shall be cumulative and shall accrue (whether or not earned or declared, and whether or not there are fund legally available therefor) without interest from the first day of the quarterly period in which such dividend may be payable as herein provided. Notwithstanding the foregoing, in the event that the closing bid price of the Common Stock on the American Stock Exchange (or, in the event that such security is not traded on the American Stock Exchange, such other national or regional securities exchange or automated quotation system upon which such security is listed and principally traded or, if no such price is available, the per share market value of such security as determined by a nationally recognized investment banking firm or other nationally recognized financial adviser retained by Seller for such purpose) during any thirty (30) consecutive calendar days is equal to or greater than $20.00 per share, the dividends provided for herein shall cease to accrue following such 30-day period.

          (b) All dividends paid with respect to shares of the Series A Convertible Preferred Stock pursuant to Section 2(a) hereof shall be paid pro rata to the holders entitled thereto. Any such unpaid dividends shall be in arrears until paid.

          (c) Whenever dividends on the Series A Convertible Preferred Stock are in arrears, the Corporation shall not declare dividends on or make any other distribution in respect of the Common Stock.

          (d) The amount of dividends accrued on the Series A Convertible Preferred Stock for any period less than a full quarterly dividend period (including the initial dividend period) shall be equal to a pro rata portion of the total dividend payable for the quarterly dividend period during which such period occurs, based on the actual number of days elapsed in such period and the total number of days in the applicable quarterly dividend period. Dividends shall accrue on a daily basis during each dividend period as provided above, and the

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Liquidation Preference (as defined below) of each outstanding share of Series A
Convertible Preferred Stock shall be correspondingly increased on a daily basis. Each such dividend shall be payable to holders of record as their names shall appear on the stock books of the Corporation on any record date for such dividends, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to holders of record on such date not more than sixty (60) days or less then ten (10) days prior to the date of payment as shall be determined by the Board of Directors.

     Section 3. Liquidation Preference.
                ----------------------

          (a)  Preference.
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               (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of the Series
A Convertible Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to the sum of (A) the Purchase Price (which shall be $1,000 per share), plus (B) a further amount equal to any dividends on such shares as to which holders of the Series A Convertible Preferred Stock are entitled pursuant to Section 2 that have not been paid (such sum, the "Liquidation Preference"). If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for the payment of the full Liquidation Preference, such assets as are so available shall be distributed pro rata among the holders of the Series A Convertible Preferred Stock.

               (ii) The amount per share set forth in Section 3(a)(i) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations with respect to the Series A Convertible Preferred Stock.

          (b) CONSOLIDATION OR MERGER. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

     Section 4. Conversion.
                ----------

     Unless previously converted pursuant to certain subscription agreements with the Corporation, each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the closing bid price of the Common Stock on the American Stock Exchange (or, in the event that such security is not traded on the American Stock Exchange, such other national or regional securities exchange or automated quotation system upon which such security is listed and principally traded or, if no such price is

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available, the per share market value of such security as determined by a nationally recognized investment banking firm or other nationally recognized financial adviser retained by Seller for such purpose) on October 15, 1998, without any action on the part of the holder thereof or the Corporation.

     Section 5. Voting Rights of Series A Convertible Preferred Stock.
                -----------------------------------------------------

     Except as required by law, each share of Series A Convertible Preferred Stock shall be non-voting. The increase or decrease in the amount of authorized capital stock of any class, including Series A Convertible Preferred Stock, shall not require the consent of the holders of Series A Convertible Preferred Stock and shall not be deemed to materially and adversely affect the specified designations, preferences or special rights of the Series A Convertible Preferred Stock.


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     IN WITNESS WHEREOF, Selfcare, Inc. has caused this certificate to be executed in its name and on its behalf by its President, and attested by its Secretary, as of this 10th day of October, 1996.


                                      SELFCARE, INC.


                                      By:/s/ Ron Zwanziger
                                         --------------------------------------
                                         Name: Ron Zwanziger
                                         Title: President

Attest:


/s/ Kenneth D. Legg
-----------------------------------
Name: Kenneth D. Legg
Title: Secretary


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